FORM 4				UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549											OMB APPROVAL
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☐ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

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Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

															OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response. . . . . 0.5

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(Print or Type Responses)
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	1. Name and Address of Reporting Person*				2.	Issuer Name and Ticker or Trading Symbol								6.				Relationship of Reporting Person(s) to Issuer
														(Check all applicable)
	Demetriades James T.					SeeBeyond Technology Corporation SBYN								X Director X 10% Owner
	(Last)		(First)	(Middle)										X Officer Other

					3.	I.R.S. Identification Number of Reporting Person, if an entity (voluntary)				4.	Statement for (Month/Day/Year)			(give title below) (specify below)
	404 E. Huntington Drive										September 5, 2002			President & Chief Executive Officer
	(Street)									5.	If Amendment, Date of Original (Month/Day/Year)			7.				Individual or Joint/Group Filing (Check Applicable Line) X Form filed by One Reporting Person Form filed by More than One Reporting Person
	Monrovia CA 91016-3633
	(City)		(State)	(Zip)
Table I – Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1.	Title of Security (Instr. 3)	2.	Transaction Date	2A.	Deemed Execution Date, if any	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
			(Month/Day/Year)		(Month/Day/Year)
							Code	V		Amount	(A) or (D)	Price
X	Common Stock		9/5/2002				P			55,500	A	$1.7839		24,707,967		D
X														111,000		I		By wife
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

(Over)

SEC 1472 (09-02)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION

CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM

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Table II – Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3A.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)		6.	Date Exercisable and Expiration Date (Month/Day/Year)
									Code	V		(A)	(D)		Date Exercisable	Expiration Date
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7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Securities: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)
	Title	Amount or Number of Shares
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Explanation of Responses:

/s/ JAMES T. DEMETRIADES	September 9, 2002
** Signature of Reporting Person	Date

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see Instruction 4(b)(v).

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

SEC 1472 (09-02)